EXHIBIT 99.4

                           SPECIAL CONFERENCE CALL
                        PROFFITT'S/SAKS ANNOUNCEMENT
                                July 6, 1998

 BRAD MARTIN


 This is Brad Martin, the Chairman and Chief Executive officer of Proffitt's, Inc. I'm joined on the call today by Philip Miller, the Chairman and CEO of Saks Holdings, and Julia Bentley, Senior VP of Investor Relations for Proffitt's. (Introduce any others on the call).

 I would like to thank each of you for taking the time to join us for the call today. The purpose of our call is to outline the business combination between Proffitt's, Inc. and Saks and to answer questions you may have.

 Proffitt's will combine its business with Saks Holdings, Inc. in a stock-for-stock, tax-free transaction that will be accounted for as a pooling of interests. Each share of Saks' Common Stock will be exchanged for .82 shares of Proffitt's Common Stock. Proffitt's will issue approximately
 52.5 million shares in the transaction, representing a transaction equity value of approximately $2.1 billion, based on Proffitt's July 2 closing stock price of $40.69 per share.

 The Boards of both companies unanimously approved the transaction. The merger is expected to be completed late in the third quarter or early in the fourth quarter of this year. The merger is subject to customary conditions, including an effective registration statement filed with the SEC, clearance under the Hart-Scott-Rodino Antitrust Act, and approval by the shareholders of both companies.

 Upon completion of the transaction Saks Fifth Avenue will become, a subsidiary of Proffitt's, Inc., and the corporate name of Proffitt's will be changed to Saks Incorporated. I will be the Chairman and CEO of the combined corporation, Saks Incorporated, which will be headquartered in Birmingham. Saks Fifth Avenue's merchandising, store operations, marketing, and various support functions will continue to be headquartered in New York. Philip Miller will continue in his role as Chairman and CEO of Saks Fifth Avenue, and Brian Kendrick will remain Vice Chairman and COO of Saks Fifth Avenue.

 Please allow me to give you a brief overview of Proffitt's, and I'll ask Phil to do the same for Saks.

 Proffitt's, Inc. is a leading regional department store company offering upper moderate to better brand name and private label fashion apparel, accessories, cosmetics, and decorative home furnishings. The Company currently operates 234 stores in 24 states under the store names of Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. Our stores are primary anchor stores in leading regional malls, and are located throughout the Southeast, Midwest, and Great Plains regions of the U.S.

 Over the last five years, Proffitt's has grown from 25 stores and annual revenues of $200 million to 230 stores with annual revenues in excess of $3.5 billion. This dynamic growth was primarily achieved through a series of successful acquisitions including McRae's in 1994, Younkers and Parisian in 1996, Herberger's in 1997, and Carson Pirie Scott in 1998. Over the last five years, we have achieved an average annual growth in EPS and share price in excess of 20%.

 I'd like to ask Phil to give a little background on Saks.


 PHILIP MILLER

 Saks Holdings, Inc. is the holding company for Saks Fifth Avenue. Saks Fifth Avenue operates 41 Full-Line stores (led by our flagship store in New
 York). 8 Resort stores, and 7 Main Street stores. We also operate 40 Off 5th stores and Folio, a direct mail business. Our stores are located throughout 27 states. Saks Fifth Avenue is recognized worldwide as a premier fashion retailer, offering the finest quality and latest styles in bridge and designer apparel, shoes, accessories, jewelry, cosmetics, and gift merchandise.

 During the last five years, Saks has nearly doubled its size from 52 stores and $1.3 billion in revenues to 96 stores with over $2.3 billion of annual sales today. This growth was principally achieved through the expansion of our Full-Line stores and the addition of the Resort, Main Street, and Off 5th store concepts as well as the introduction of Folio.

 We have achieved growth through focusing on our core strategies of customer service, merchandising, and real estate initiatives. We have established unique relationships with our top customers and are experts in translating the knowledge gained from these relationships into incremental revenue. We have a disciplined merchandising approach and are leveraging our position of high-end fashion leadership to cultivate new vendor resources while continuing to grow our established businesses. We operate premier retail locations comprised of multiple store formats and are increasing our square footage through expansion, renovations, and new store openings.

 As a result of those strategies, we have achieved financial momentum over the past five years. We have increased sales at a compound annual rate of 10% and operating income by 61%.

 BRAD MARTIN

 Thanks Phil.

 This transaction is consistent with Proffitt's strategy of making accretive acquisitions that create shareholder value. Saks Fifth Avenue offers a top-tier position in one of the most attractive and fastest growing segments in retailing, an undisputed reputation for fashion direction and customer service, an outstanding management team, and numerous brand extension opportunities.

 For those of you asking, "Isn't acquiring Saks a change in Proffitt's strategy?", let me go ahead and answer that question. The answer is "No." Actually, our planned merger with Saks meets each of the criteria we have defined in our merger strategy:

 *    Strong franchise identity and customer loyalty
 *    Quality real estate
 *    Attractive geographic markets
 *    Solid financial performance
 *    Opportunity to realize meaningful synergies
 *    Fair value
 *    Accretive with the achievement of targeted synergies

 This is a "once in a lifetime" opportunity to acquire the premier global retail brand in an accretive transaction. Our previous growth has been fueled by accretive acquisitions with the principal synergies coming from cost rationalization and business process improvement. We are now leveraging the scale of the department store franchises effectively and are owed substantial improvement in these operations over the next four years. Our cash flow generated through execution to the embedded opportunities in core business, combined with Proffitt's corporate infrastructure, provide a very complementary home for the Saks Fifth Avenue brand. Brand authority is becoming increasingly important in retail. Upon consummation of the merger, we will generate approximately 40% of our revenues from the premier global upscale retail brand.

 We are acquiring Saks at a fair value. At an enterprise value (including $890 million in debt and subtracting $200 million in the present value of Saks' NOLs) of 10.95x Saks' stand-alone estimated 1998 EBITDA (before synergies) and 9.45x Saks' stand-alone estimated 1999 EBITDA (before synergies), these multiples are well in line with other retail transactions and public values in the market today. The multiple is particularly fair given the recent capital investments which have been made by Saks and the future cash flow benefits which we expect from these investments. Over, the last three years, Saks has spent $190 million opening, remodeling and renovating its Full-Line sores. Additionally, a fair value for Saks must reflect its extraordinary growth prospects, premier global brand name, superb real estate assets, and value of its NOLs. Upon realization of the first year synergies, we will have acquired the premier global brand name in specialty department store retailing at a multiple less than the public valuations of the mature department store group as a whole. I consider this a very fair value, and those of you who have followed this Company for the past 9 years know that we have delivered substantial shareholder returns through this strategy.

 PHILIP MILLER

 Proffitt's has an impressive track record of creating shareholder value through successful business combinations. Because of a shared vision of growth, Brad and his team understand our commitment to realizing the full potential of the Saks Fifth Avenue brand. This makes Proffitt's an excellent partner to provide Saks the financial capacity to propel our sustainable growth. Proffitt's well developed operating infrastructure will be leveraged to support Saks Fifth Avenue to permit our management to focus on the buying, selling, and marketing of merchandise. Proffitt's has become very proficient at enhancing business processes, creating efficiencies, and removing substantial costs. The same opportunities exist in this combination.

 We are pleased that Saks Fifth Avenues' compelling position in the luxury goods sector presents new avenues of growth for the combined corporation, Saks Incorporated. We look forward to capitalizing on these opportunities by pursuing our proven strategies, looking to extend the brand, and succeeding through, superb execution.

 BRAD MARTIN

 In our past transactions we have successfully integrated the acquired companies as a result of a systematic process which includes:

 * Retailing and incensing the key management personnel of the acquired entity
 * Maintaining the store identity and store level associates to assure the transaction is transparent to the customer
 * Maintaining the merchandising organization to tailor assortments to customer preferences
 * Engaging in benefiting and best practices processes to improve performance across all operations
 * Centralizing certain support functions to reduce the expense structure and improve efficiency and productivity

 The strategy for Saks will be the same.

 This transaction combines two of the most compelling growth companies in retailing today. Proffitt's and Saks have similar growth rates, and the methods of growth are certainly complementary. Proffitt's projected earnings growth of 20%+ per annum comes from moderate comparable store sales growth, modest square footage additions, and the reaction of the embedded income and leverage opportunities in its recently acquired department store companies. Saks' projected earnings growth of 20%+ per annum comes from meaningful sales growth from the existing store base as well as from new and remodeled units.

 Proffitt's is an ideal long-term strategic partner for Saks Fifth Avenue. Proffitt's operating strength and support infrastructure will allow Saks Fifth Avenue's outstanding management team to focus on its core competencies of merchandising, marketing, and customer relationships. Proffitt's financial capacity will provide ample funding of an abundance of growth opportunities for the business. We see prospects to expand the Saks Fifth Avenue brand on a global basis, in both its core business (Full-Line, Resort, and Main Street) and into new retail formats, which offer opportunities to extend the brand. International expansion is an additional opportunity.

 Saks has successfully capitalized on the growing demand for upscale merchandise. We expect that this market will continue to achieve above-average growth due to favorable income and age demographics, along with an overall increased consumer preference for prestige and quality merchandise.

 We believe there are opportunities to rationalize some elements of the existing real estate portfolio. This gives us the opportunity to explore conversion of certain under performing units to another of our franchises that is better suited for that particular geographic, demographic, and competitive environment.

 Proffitt's successfully demonstrated its ability to deliver substantial cost savings and other synergies as a part of its acquisition processes, and we intend to achieve substantial savings in this combination as well.

 We expect to realize cost and growth synergies of approximately $10 to $12 million in 1998. $60 to $70 million in 1999, and $75 to $95 million in 2000 related to this transaction. These synergy targets translate into diluted EPS accretion of $.01 to $.02 in the fourth quarter of 1998 and $.03 to $.05 in 1999.

 The vast majority of these identified synergies do not relate to the significant brand extension opportunities that exist with Saks, but are of the type we have successfully realized in previous business combinations. This list includes efficiencies to be realized in the areas of information technology, distribution and logistics, credit curd processing, supply and services purchasing, media buying, and interest expense. Consistent with prior transactions the consolidation of certain back office functions and the elimination of certain duplicate corporate expenses will take place. The targeted synergies represent approximately 2.5% of Saks' stand-alone projected revenue which is consistent with our previous transactions.

 Through this merger, we believe there are also meaningful opportunities to improve the merchandising operations of the combined business through expanded fashion direction for the entire corporation. Saks Fifth Avenue will add a unique fashion perspective in emerging styles and trends in our assortments throughout the corporation. Our objective is to be the style leader in the markets we serve. As we seek to further differentiate ourselves from our department store competitors, the Saks Fifth Avenue affiliation will be a distinct advantage.

 We believe that the fashion expertise at Saks Fifth Avenue can be coordinated with the private-brand development resources at Proffitt's to enhance the product offerings and gross margin of our private brands throughout the corporation. Saks Fifth Avenue's fashion leadership and European sourcing relationships will be complementary to Proffitt's existing product development infrastructure and domestic and Asian sourcing relationships, translating into more distinctiveness in private brand merchandise.

 Saks Fifth Avenue's well-developed expertise in customer service, customer database marketing, and customer loyalty program can be leveraged across the entire organization thereby improving the profitability generated from a customer data base.

 Saks has, made a substantial investment in the infrastructure required to support a direct mail organization. Leveraging Folio, both the existing format and new formats, across the combined Company's 8.5 million charge account customers will enhance revenues and further boost the margins of this business. By refining the Folio strategy and operation and utilizing the recognition of the Saks Fifth Avenue brand, we see future opportunity in internet retail as well.

 Let me comment briefly on the Company's balance sheet. The leverage of Proffitt's, Inc. as measured on a total debt to total capitalization basis is currently approximately 24%. The leverage of Proffitt's, Inc. is expected to increase to approximately 38% of total capital upon the consummation of the transaction. This leverage is appropriate for the combined Company. Post closing, our proposed financing strategy includes terminating Saks' revolving credit facility and amending and increasing our facility from $600 million to between $800 million and $1 billion. Also, Saks' accounts receivable securitization will be assumed and over time integrated with Proffitt's facility. Proffitt's remains committed to maintaining an appropriate capital structure to pursue additional growth opportunities as they arise.

 JULIA BENTLEY

 After the call today, I will be available, by phone to clarify any items discussed on today's call or covered in the press release. Since we are entering a registration and proxy solicitation period, there will be some topics, such as detailed forward-looking financial information, that management from either company will be prohibited from discussing. I will note that on May 19 and 20, we released via press release and conference call, certain 1998 income statement guidance for Proffitt's, Inc. (on a stand-alone basis) that remains unchanged.

 Certain of the information presented in last night's press release and presented on the call today is "forward-looking" information within the definition of the Federal securities laws. This forward-looking information is premised on many factors, some of which I will outline. Actual consolidated results might differ materially from protected forward-looking information if there are any material changes in management's assumptions.

 The forward-looking information and statements are based on a series of preliminary projections and estimates, are contingent upon the timely completion of the merger transaction with Saks, and involve certain risks and uncertainties. Potential risks and uncertainties include such factors as the level of consumer spending for apparel and other merchandise carried by the Company; the competitive pricing environment within the department and specialty store industries; the activeness of planned advertising, marketing, and promotional campaigns; appropriate inventory management; realization of planned synergies; effective cost containment; and solution of Year 2000 and other system issues by the Company and its suppliers.
 For additional information regarding these and other risk factors, please refer to the Company's public filings with the Securities and Exchange Commission, which may be accessed via EDGAR through the Internet at www.sec.gov.

 Our estimated revenues for the combined Company for 1998 range from $6.0 billion to $6.2 billion. As we stated previously, the addition of Saks and the realization of $10 to $12 million in synergies are expected to add $.01 to $.02 to our previous fourth quarter 1998 diluted EPS guidance (before nonrecurring charges) of $.95. For the full year of 1998, the transaction is expected to be dilutive (due to the timing of the transaction) by approximately $.12. Therefore, we expect 1998 diluted earnings per share to approximately $1.66 (before non-recurring items). This compares to $1.78 stand-alone guidance given previously. For 1999, our estimated revenues for the combined Company range from $6.6 to $6.8 billion, and a reasonable diluted earnings per share target would be $2.20 (considering the accretion and synergies Brad discussed earlier).

 Upon closing the transaction, the Company will incur certain non-recurring charges related to the merger of the two businesses. The details of these charges will be disclosed shortly after closing. The majority of the one-time charges should be incurred in the quarter that the transaction is consummated. Additional charges will be incurred throughout the balance of 1998 and in 1999 as we continue to integrate the two companies.

 We will be pleased to provide you with any historical information about either company that has been previously filed with the SEC. We also have a transaction summary and summary company information that we would be glad to fax or mail you upon request. Please call 423/981-6243 to receive this information.

 We have scheduled two luncheon meetings for the investment community over the next couple of days in order to discuss the proposed merger. We will host a luncheon in New York at the Pierre Hotel on Tuesday, July 7 at 12:00 noon. On Wednesday, July 8, at 12:15 p.m., we will host a luncheon in Boston at the Boston Bay Club. Both Brad Martin and Philip Miller will speak at the luncheons and will be available for questions. To make reservations for either luncheon, please call Katy Ostrander at 212/816-8329.

 Let me talk a minute about the timing of the transaction. We expect to file Hart-Scott-Rodino within the next two weeks. We also expect our registration statement to be filed with the SEC within the next two weeks. This should be effective around mid-September. Let me note that the registration statement will contain historical pro forma financial information which will be available to the public once effective. We expect to begin the proxy solicitation process in mid-to-late September and hold the special shareholders' meetings to vote on the transaction in October. We anticipate the transaction will close late in the third quarter or early in the fourth. We will be able to resume our regular communications with Wall Street at that time.

 Both Proffitt's and Saks will release monthly sales as usual on the first Thursday following the monthly end. Our next sales release day is this Thursday, July 9.

 Again, please call me at 423/981-6243 today or anytime in the next few days if I can be of assistance.

 BRAD MARTIN

 Thank you, Julia. We would now by happy to answer questions about the pending transaction.

 (After questions)

 The combined enterprise, Saks Incorporated, as a $6 billion company, will operate stores under the following nameplates: Saks Fifth Avenue (Full-

 Line, Resort, and Main Street stores), Off 5th, Proffitt's, McRae's, Younkers, Parisian, Herberger's, Carson Pirie Scott, Boston Store, and Herberger's. The Company will also operate Folio, its direct mail business. Through combining the Saks Fifth Avenue brand with a geographically diversified department store business, Saks Incorporated will be well positioned to capitalize on a most promising future. The name recognition and enhanced market capitalization associated with the new corporate name will expand the investor base both domestically and abroad. The prestige of the Saks Fifth Avenue brand will also assist in the Company's recruiting efforts in attracting premier retail talent and in strengthening and broadening new supplier relationships.

 With the retail authority of the Saks Fifth Avenue brand and the stability and strength of our department store businesses and infrastructure, we believe the extraordinary growth prospects of this company should be highly valued by global investors.

 Thank you again for your time and interest.